UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2008

Forticell Bioscience, Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	0-27368	11-3068704
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3960 Broadway New York, NY	10032
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 740-6999

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 25, 2008, one of the purchasers of our Series A preferred stock loaned us $150,000. Such $150,000 provides minimal funding necessary to run our operations as we await the FDA “100-Day letter.” We hope to secure additional weekly loans for the weeks ahead to continue our operations until the FDA letter is received. We have not heard any further from the FDA as to when we will receive the 100-Day letter other than that the FDA will send it to us sometime in the near future.

We will pay the lender 14% interest per annum and issue to the lender warrants in the form of our Series A warrants we issued in our June-July 2007 private placement. Such warrants will be exercisable (a) at the exercise price of, and (b) for the number of shares per dollar issuable upon exercise of, warrants we may issue in our next financing. We are obligated to repay the loans and interest on the earlier of June 25, 2008 or the first closing of a larger loan or from the sale of our equity securities, from either of which we will try to secure not less than $3,000,000, and which we will try to secure after we receive the FDA “100-Day letter” commenting on the results of our completed clinical trial for use of our OrCel® product to treat venous stasis ulcers. We believe that such $3,000,000, if secured, will enable us to continue our operations until after we receive a determination from the FDA regarding our right to make commercial sales of OrCel® for the treatment of venous stasis ulcers.

We can give no assurance that we will be able to secure any more loans or sell our equity securities.

Prior to securing the $150,000 loan, we obtained the consents of our Series A and A-1 Preferred stock holders to borrow up to $4,000,000. These consents were required by agreements we made with the investors who purchased our Series A, and acquired our Series A-1 and A-2, preferred stock in June – July 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forticell Bioscience, Inc. (Registrant)

Date: March 26, 2008	By:	/s/ Alan W. Schoenbart
Chief Financial Officer